Exhibit 99.1
Investor Contact: Ken Cooper — 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom — 952-229-7435 or pr@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS
Company Reports Revenue Growth of 7.8% and Earnings Per Diluted Share of $0.51 for the Quarter
CHANHASSEN, Minn. (October 22, 2009) — Life Time Fitness, Inc. (NYSE: LTM) today reported its operating results for the third quarter ended September 30, 2009.
     Third quarter 2009 revenue grew 7.8% to $214.3 million from $198.8 million during the same period last year. Net income during the quarter was $20.6 million, or $0.51 per diluted share, versus $21.6 million, or $0.55 per diluted share, for 3Q 2008. For the nine months ended September 30, 2009, revenue grew 10.0% to $633.3 million from $575.7 million during the same period last year. Net income for the same period was $54.0 million, or $1.36 per diluted share, compared to $58.8 million, or $1.49 per diluted share, for the first nine months of 2008.
     “During the third quarter, we expanded free cash flow delivery and saw our trailing 12-month attrition rate improve,” said Bahram Akradi, Life Time Fitness chairman and chief executive officer. “Moving forward, we will continue to focus on our member connectivity initiatives, prudent cost management and debt reduction.”
Three and Nine Months Ended September 30, 2009, Financial Highlights:
Total revenue for the third quarter grew 7.8% to $214.3 million. Total revenue for the first nine months of 2009 grew to $633.3 million from $575.7 million during the same period last year.

(Period-over-period growth)	3Q 2009 vs. 3Q 2008	YTD 2009 vs. YTD 2008
· Membership dues	10.4%	12.8%
· Enrollment fees	(2.9%)	(1.8%)
· In-center revenue	5.3%	6.7%
· Same-center revenue	(5.4%)	(4.2%)
· Average center revenue / membership	$358 — down 0.2%	$1,063 — down 1.7%
· Average in-center revenue / membership	$100 — down 3.1%	$305 — down 5.1%
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Life Time Fitness Third Quarter 2009 Results — Page 2
Memberships increased 6.0% to 590,716 at September 30, 2009, from 557,164 at September 30, 2008.
Total operating expenses during 3Q 2009 were $174.3 million compared to $156.7 million for 3Q 2008. Year-to-date operating expenses totaled $522.5 million compared to $457.7 million for the same period last year.
Operating margin was 18.7% for 3Q 2009 compared to 21.2% in the prior-year period. Year-to-date operating margin was 17.5% compared to 20.5% in the prior-year period.

(Expense as a percent of total revenue)	3Q 2009	vs.	3Q 2008	YTD 2009	vs.	YTD 2008

Center operations	59.5%	vs.	58.4%	60.5%	vs.	58.6%
Advertising and marketing	2.7%	vs.	3.7%	3.2%	vs.	4.1%
General and administrative	4.5%	vs.	4.8%	5.2%	vs.	5.3%
Other operating	3.7%	vs.	2.5%	2.8%	vs.	2.4%
Depreciation and amortization	10.9%	vs.	9.4%	10.8%	vs.	9.1%
Net income during 3Q 2009 was $20.6 million compared to $21.6 million for 3Q 2008. For the nine months ended September 30, 2009, net income was $54.0 million compared to $58.8 million in the prior-year period.
EBITDA for 3Q 2009 grew 4.2% to $63.7 million from $61.2 in 3Q 2008. Year-to-date EBITDA grew 4.9% to $179.9 million from $171.5 million during the same period last year.
Cash flows from operations for the first nine months of 2009 totaled $138.6 million compared to $143.5 million in the prior-year period.
Weighted average fully diluted shares for 3Q 2009 totaled 40.3 million compared to 39.4 million shares in 3Q 2008.
Updated 2009 Business Outlook:
 The following statements are based on the Company’s current expectations for fiscal year 2009 and are subject to the risks and uncertainties described below:
•	Revenue is expected to be $835-$845 million (updated from $830-$860 million).

•	Net income is expected to be $71.0-$72.5 million (updated from $67.0-$71.0 million).

•	Diluted earnings per common share is expected to be $1.78-$1.81 (updated from $1.65-$1.75).
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Life Time Fitness Third Quarter 2009 Results — Page 3
     As announced on October 15, 2009, the Company will hold a conference call today at 10:00 a.m. ET to discuss its third quarter 2009 results. Bahram Akradi, chairman and chief executive officer, Michael Robinson, executive vice president and chief financial officer, and Kenneth Cooper, vice president of finance, will host the call. The conference call will be Web cast live and may be accessed via the Company’s Investor Relations section of its Web site at lifetimefitness.com. A replay of the call will be available today at approximately 1:00 p.m. ET.
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About Life Time Fitness, Inc.
Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large, multi-use sports and athletic, professional fitness, family recreation and resort and spa centers. The Company also provides consumers with personal training services, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine, Experience Life, athletic events and nutritional products. As of October 22, 2009, Life Time Fitness operated 84 centers in 19 states, including Arizona, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Missouri, Nebraska, New Jersey, North Carolina, Ohio, Tennessee, Texas, Utah and Virginia. Life Time Fitness is headquartered in Chanhassen, Minnesota, and can be located on the Web at lifetimefitness.com. LIFE TIME FITNESS, LIFE TIME ATHLETIC, EXPERIENCE LIFE, and the LIFE TIME FITNESS TRIATHLON SERIES are trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
Risks and Uncertainties
 Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are attracting and retaining members, risks related to our debt levels and debt covenants, our ability to access existing credit facilities and obtain additional financing, competition from other health and fitness centers, identifying and acquiring suitable sites for new centers, delays in opening new centers and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans as well as stock offerings. The Company cautions investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,137	$10,829
Accounts receivable, net	3,192	6,114
Inventories and center operating supplies	13,935	14,632
Prepaid expenses and other current assets	14,964	10,994
Deferred membership origination costs	21,497	19,877
Deferred income taxes	1,872	1,365

Total current assets	63,597	63,811
PROPERTY AND EQUIPMENT, net	1,507,073	1,515,957
RESTRICTED CASH	3,785	3,936
DEFERRED MEMBERSHIP ORIGINATION COSTS	11,726	14,210
OTHER ASSETS	49,967	49,789

TOTAL ASSETS	$1,636,148	$1,647,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$12,130	$10,335
Accounts payable	16,926	14,842
Construction accounts payable	10,602	63,418
Accrued expenses	52,323	46,230
Deferred revenue	37,230	36,098

Total current liabilities	129,211	170,923
LONG-TERM DEBT, net of current portion	671,165	702,569
DEFERRED RENT LIABILITY	28,464	27,925
DEFERRED INCOME TAXES	60,252	51,982
DEFERRED REVENUE	10,622	13,719
OTHER LIABILITIES	19,390	27,684

Total liabilities	919,104	994,802

SHAREHOLDERS’ EQUITY:
Common stock	828	793
Additional paid-in capital	393,864	385,095
Retained earnings	325,718	271,711
Accumulated other comprehensive loss	(3,366)	(4,698)

Total shareholders’ equity	717,044	652,901

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,636,148	$1,647,703

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
REVENUE:
Membership dues	$144,832	$131,232	$425,070	$377,001
Enrollment fees	6,617	6,818	19,630	19,991
In-center revenue	59,129	56,151	178,681	167,385

Total center revenue	210,578	194,201	623,381	564,377
Other revenue	3,742	4,608	9,922	11,290

Total revenue	214,320	198,809	633,303	575,667

OPERATING EXPENSES:
Center operations	127,468	116,300	383,313	337,139
Advertising and marketing	5,756	7,287	20,145	23,608
General and administrative	9,669	9,453	33,172	30,707
Other operating	8,017	4,926	17,791	13,696
Depreciation and amortization	23,428	18,720	68,127	52,500

Total operating expenses	174,338	156,686	522,548	457,650

Income from operations	39,982	42,123	110,755	118,017

OTHER INCOME (EXPENSE):
Interest expense, net	(7,651)	(7,185)	(23,005)	(21,301)
Equity in earnings of affiliate	316	336	985	985

Total other income (expense)	(7,335)	(6,849)	(22,020)	(20,316)

INCOME BEFORE INCOME TAXES	32,647	35,274	88,735	97,701
PROVISION FOR INCOME TAXES	12,014	13,700	34,728	38,895

NET INCOME	$20,633	$21,574	$54,007	$58,806

BASIC EARNINGS PER COMMON SHARE	$0.52	$0.55	$1.38	$1.51

DILUTED EARNINGS PER COMMON SHARE	$0.51	$0.55	$1.36	$1.49

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	39,410	39,025	39,221	38,946

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	40,255	39,370	39,687	39,350

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Nine Months Ended
	September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$54,007	$58,806
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,127	52,500
Deferred income taxes	6,957	8,094
Provision for doubtful accounts	(8)	15
Loss on disposal of property and equipment, net	818	1,159
Gain on sale of land held for sale	(873)	—
Amortization of deferred financing costs	1,925	1,078
Share-based compensation	5,907	5,989
Excess tax benefit related to share-based payment arrangements	(433)	(38)
Equity in earnings of affiliate	(985)	(985)
Changes in operating assets and liabilities	2,000	16,840
Other	1,109	54

Net cash provided by operating activities	138,551	143,512

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(116,853)	(360,551)
Proceeds from sale of property and equipment	8	161,885
Proceeds on sale of land held for sale	1,327	—
Proceeds from property insurance settlement	—	317
Increase in other assets	(213)	(6,443)
Decrease (increase) in restricted cash	151	(2,518)

Net cash used in investing activities	(115,580)	(207,310)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	7,813	39,188
Repayments of long-term borrowings	(7,755)	(13,043)
Proceeds from (repayments of) revolving credit facility, net	(27,600)	42,500
Increase in deferred financing costs	(745)	(6,113)
Excess tax benefit related to share-based payment arrangements	433	38
Proceeds from exercise of stock options	2,191	2,993

Net cash provided by (used in) financing activities	(25,663)	65,563

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,692)	1,765
CASH AND CASH EQUIVALENTS — Beginning of period	10,829	5,354

CASH AND CASH EQUIVALENTS — End of period	$8,137	$7,119

Non-GAAP Financial Measures
     This release and the related conference call disclose certain non-GAAP financial measures.
EBITDA. Earnings Before Interest, Income Taxes and Depreciation and Amortization (EBITDA) is a non-GAAP disclosure consisting of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.
     The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:
RECONCILIATION OF NET INCOME TO EBITDA
(In thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income	$20,633	$21,574	$54,007	$58,806
Interest expense, net	7,651	7,185	23,005	21,301
Provision for income taxes	12,014	13,700	34,728	38,895
Depreciation and amortization	23,428	18,720	68,127	52,500

EBITDA	$63,726	$61,179	$179,867	$171,502

Free Cash Flow. Free cash flow is a non-GAAP measure consisting of net cash provided by operating activities, less purchases of property and equipment. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and does not represent the total increase or decrease in the cash balance presented in accordance with GAAP. The Company uses free cash flow as a measure of cash generated after spending on property and equipment. Free cash flow should not be considered as a substitute for net cash provided by operating activities prepared in accordance with GAAP.
     The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to free cash flow:
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(In thousands)
(Unaudited)

	For the
	Nine Months Ended
	September 30,
	2009	2008
Net cash provided by operating activities	$138,551	$143,512
Less: Purchases of property and equipment	(116,853)	(360,551)

Free cash flow	$21,698	$(217,039)